CRM MUTUAL FUND TRUST (the "Trust")
                        N-SAR SUB-ITEM 77I

Terms of New or Amended Securities

The Trust has established an additional portfolio of the Trust designated as the CRM All Cap Value Fund. The new portfolio is comprised of Institutional Shares, Investor
Shares and Advisor Shares as classes of stock. Each share of the classes of stock mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption that are set forth in the Trust's
Declaration of Trust.

Additionally, the Trust has established an additional class of stock designated as Advisor Shares for the CRM Small/Mid
Cap Value Fund and the CRM Mid/Large Cap Value Fund. Each share of the class of stock mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption that are set forth in the Trust's
Declaration of Trust.

A description of the CRM All Cap Value Fund and the Advisor
Shares for the CRM Small/Mid Cap Value Fund and the CRM
Mid/Large Cap Value Fund is incorporated by reference to Post-Effective Amendment No.5 to the Trust's Registration
Statement as filed with the SEC via EDGAR on October 24, 2006 (Accession No. 0000893220-06-002221).